UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	August 27, 2004

SYNTROLEUM CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-21911	73-1565725
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4322 South 49th West Avenue Tulsa, Oklahoma	74107
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(918) 592-7900

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 27, 2004, Syntroleum International Holdings Company (“Syntroleum”), a wholly owned subsidiary of Syntroleum Corporation, entered into a Heads of Agreement (the “Heads of Agreement”) with Yinka Folawiyo Petroleum Co Ltd. (“YFP”), pursuant to which Syntroleum will delineate and potentially develop an oil and gas discovery on Oil Mining Lease 113 offshore Nigeria (the “OML 113 Lease”). On October 7, 2004, Syntroleum and YFP entered into a Joint Venture Agreement (the “JV Agreement”) pursuant to the Heads of Agreement. As soon as practicable after the execution of the JV Agreement, Syntroleum and YFP will execute definitive technical assistance and joint operating agreements (together with the JV Agreement, the “Agreements”) incorporating the terms and conditions included in the Heads of Agreement. Syntroleum also agrees to include in the project an experienced international operator of offshore oil and gas projects (the “International Operator”) by January 15, 2005, or Syntroleum will commit to drill the Initial Well without an International Operator. Upon the first to occur of the inclusion of the International Operator or the drilling of an appraisal well estimated to cost approximately $10 million within the area of the Aje Field in OML 113 (the “Initial Well”), Syntroleum and YFP will execute a deed of assignment and submit it and the joint operating agreement to the Nigerian government for approval.

Under the JV Agreement, Syntroleum is obligated to commence the drilling of the Initial Well by February 15, 2006, subject to extension for reasons of force majeure, Syntroleum’s inability to enter into a contract for a suitable drilling rig or a delay in the receipt of governmental approval of the assignment of the OML 113 Lease to Syntroleum. Syntroleum and any other industry participants will provide to YFP a letter of credit equaling the estimated well cost no later than January 15, 2005. If the letter of credit is not provided by that date, the JV Agreement will terminate and Syntroleum and any other industry participants will cease to have any rights and obligations with respect to the OML 113 Lease. If Syntroleum does not commence the drilling of the Initial Well by February 15, 2006 (subject to extension), YFP will have the right to draw the full amount from the letter of credit as liquidated damages. Upon such draw, Syntroleum will reassign any participating rights it holds in the OML 113 Lease to YFP. Syntroleum and the other industry participants will have the right to draw against the letter of credit to pay for the costs of drilling the Initial Well. At any time after the completion of the drilling of the Initial Well, Syntroleum and the other industry participants may terminate their participation in the OML 113 Lease and reassign any participating rights they may have in the OML 113 Lease to YFP.

Upon the plugging and abandonment or temporary abandonment of the Initial Well, the letter of credit will be cancelled, and Syntroleum and the other industry participants will commence drilling of a second well within the area covered by the OML 113 Lease (the “Second Well”) within 12 months of such plugging and abandonment or temporary abandonment. If Syntroleum and the other industry participants do not commence drilling the Second Well within that period, Syntroleum and the other industry participants will cease to have any rights and obligations with respect to the OML 113 Lease and will reassign any participating rights they may hold in the OML 113 Lease to YFP.

Within six months of the plugging and abandonment or temporary abandonment of the Second Well, Syntroleum and the other industry participants may either (1) terminate their rights under the Agreements and reassign any participating rights they may hold in the OML 113 Lease to YFP or (2) provide YFP with a written declaration that in their judgment the OML 113 Lease is a provisionally commercial project, make a bonus payment to YFP and agree to drill up to three additional wells on OML 113, with the spudding of each such additional well to occur within 12 months of the plugging and abandonment or temporary abandonment of the previous well. Within six months of the plugging and abandonment or temporary abandonment of each of the additional wells, Syntroleum and the other industry participants may either (1) terminate their rights under the Agreements and reassign any participating rights they may hold in the OML 113 Lease to YFP, (2) provide YFP with a written declaration that in their judgment the Aje Field is a commercial field warranting the submission of a plan of development to the Nigerian government (such declaration and a bonus payment may also be made after the drilling of the Initial or Second Well), or (3) if all three additional wells have not been drilled, elect to drill an additional well.

Syntroleum and the International Operator will bear all capital costs in the project. YFP will bear a share of operating costs after project payout, which is the date on which Syntroleum achieves the full recovery of all capital, operating and production costs it will have incurred to that date. YFP and Syntroleum will also share any cash signature bonus paid by the International Operator. Syntroleum’s participating and revenue interests in the project will depend upon the terms of the transaction to be negotiated with the International Operator and any additional industry participants.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Under the terms of the JV Agreement described above, Syntroleum and any other industry participants will provide to YFP a letter of credit equaling the estimated cost of drilling the Initial Well no later than January 15, 2005. If the letter of credit is not provided by that date, the JV Agreement will terminate and Syntroleum and any other industry participants will cease to have any rights and obligations with respect to the OML 113 Lease. If Syntroleum does not commence the drilling of the Initial Well by February 15, 2006 (subject to extension), YFP will have the right to draw the full amount from the letter of credit as liquidated damages. Upon such draw, Syntroleum will reassign any participating rights it holds in the OML 113 Lease to YFP. Syntroleum and the other industry participants will have the right to draw against the letter of credit to pay for the costs of drilling the Initial Well.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNTROLEUM CORPORATION

Date: October 14, 2004	By:	/s/ Larry J. Weick
Larry J. Weick
Senior Vice President and
Chief Financial Officer